EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Entity	Type
Danika Limited	Cyprus
EPAM Corporate Information Systems	Belarus
EPAM Solutions (Novaya Vest Moscow), Ltd.	Russia
EPAM Solutions, LLC	Ukraine
EPAM Systems ApS	Denmark
EPAM Systems Canada, Ltd.	Canada
EPAM Systems (Cyprus) Limited	Cyprus
EPAM Systems GmbH	Germany
EPAM Systems GmbH	Switzerland
EPAM Systems Kft	Hungary
EPAM Systems, LLC	New Jersey LLC USA
EPAM Systems Ltd.	U.K.
EPAM Systems Nordic AB	Sweden
EPAM Systems OOO	Russia
EPAM Systems OOO	Ukraine
EPAM Systems PLLC	Belarus
EPAM Systems (Poland) sp. z o.o.	Poland
EPAM Systems PTE Ltd.	Singapore
EPAM Systems SARL	Luxembourg
EPAM Systems SRL	Moldova
TOO EPAM Kazakhstan	Kazakhstan
TOO Plus Micro	Kazakhstan
Vested Development, Inc.	Delaware Corp. USA
EPAM Systems (Hong Kong) Limited	Hong Kong
EPAM Systems Netherlands B.V.	Netherlands
EPAM Systems (Australia) Pty. Ltd.	Australia
EPAM Systems Bulgaria EOOD	Bulgaria
EPAM Sistemos	Lithuania
EPAM Systems (Czech Republic) s.r.o.	Czech Republic
EPAM Systems	Romania
EPAM Systems (Asia) Limited	Hong Kong
EPAM Systems (Shenzhen) Co. Ltd.	China
J8 Corp	British Virgin Islanda
Jointech Software Pte. Ltd.	Singapore
EPAM Systems	Armenia
EPAM Systems (Ireland) Limited	Ireland
Great Fridays Limited	UK
Great Fridays Inc.	Delaware Corp USA
Design Advocates Limited	UK
Dekode Limited	UK
EPAM Systems (Malaysia) S.D.N.B.H.D.	Malaysia
EPAM Systems (Mexico) SrL	Mexico
EPAM Systems Austria GmbH	Austria
Navigation Arts, Inc.	Delaware Corp USA

Navigation Arts LLC	Delaware LLC USA
EPAM Systems Spain SL	Spain
Alliance Consulting Global Holdings, Inc.	Delaware Corp USA
Alliance Global Services, Inc.	Delaware Corp USA
Alliance Global Services, LLC	Delaware LLC USA
EPAM Systems India Private Limited	India
EPAM Systems (Suzhou) Co., Ltd.	China
Shanghai Tang Rui Software Co., Ltd.	China
Guangzhou Dextrys Software Co., Ltd.	China
Infomatix Poland SP Zo.O	Poland
EPAM Systems Philippines	Philippines
EPAM Systems FZ-LLC	UAE